EXHIBIT 99.1


For Immediate Release                       For more information contact:
Thursday, January 10, 2002                  Frank T. Kane, Vice President & CFO


                           Chromcraft Revington, Inc.
                         Announces Proposal to Purchase
                     Shares of Court Square Capital Limited


     Delphi, Indiana, January 10, 2002 - Chromcraft Revington, Inc. (NYSE:CRC) announced today that Court Square Capital Limited, a unit of Citigroup, has accepted Chromcraft Revington's proposal to purchase all of the 5,695,418 shares of common stock of Chromcraft Revington (representing approximately 59.1% of the outstanding shares) owned by Court Square for a total consideration of $59,754,180, or approximately $10.49 per share. The proposed purchase of Court Square's shares would be structured such that 2,000,000 of Court Square's shares would be purchased by an employee stock ownership plan to be formed by Chromcraft Revington, with the remaining shares of Court Square to be repurchased directly by Chromcraft Revington.

     The proposed purchase of Court Square's shares is subject to the approval by the board of directors of Chromcraft Revington and the trustee of the ESOP, the receipt of a fairness opinion acceptable to the board of directors of Chromcraft Revington and the ESOP trustee, the execution of necessary stock purchase agreements and the procurement of bank financing on terms and conditions acceptable to Chromcraft Revington.

     Chromcraft Revington anticipates that the stock purchase will close in the first quarter of 2002.

     Chromcraft Revington designs, manufactures and sells residential and commercial furniture throughout the United States under the "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter Cabinet" brand names.

     This news release may contain forward-looking statements regarding Chromcraft Revington's future plans or objectives. These forward-looking statements are based upon certain assumptions as well as current expectations and projections about future events and are subject to uncertainties. As a result, the forward-looking statements contained in this release could turn out significantly different from expectations and projections or may not occur. Further, actual outcomes or events may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect Chromcraft Revington's actual financial results is included in its Form 10-K for the year ended December 31, 2000.



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